[Letterhead of Grant Thornton]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated October 5, 2018 with respect to the consolidated financial statements of CSP Alpha Midco PTE. LTD. (Successor) and ESM Holdings Limited (Predecessor) included in this Current Report of StarTek, Inc. on Form 8-K/A. We consent to the incorporation by reference of the said reports in the Registration Statements of StarTek, Inc. on Forms S-8 (File No. 333-213041, 333-213040, 333-213039, 333-150634, 333-150635, 333-142780, 333-134903, 333-126989, 333-168463, 333-117451, 333-183226 and 333-195801)).

/s/ Grant Thornton India LLP

Mumbai, India
October 5, 2018